Exhibit 5(a)

May 6, 2008

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by ALLETE, Inc. (“Company”) on or about the date hereof, with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), for the registration of 1,000,000 shares of the Company’s Common Stock, without par value (“Common Stock”), and the Preferred Share Purchase Rights attached thereto (“Rights”) (the Common Stock and the Rights being collectively referred to as the “Shares”) in connection with Invest Direct, the Company’s direct stock purchase and dividend reinvestment plan (“Plan”).  This opinion is given with respect to the Shares to the extent that they include newly-issued shares of Common Stock.

In connection therewith, I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby.

Based upon the foregoing, I am of the opinion that all action necessary to make the Common Stock validly issued, fully paid and non-assessable and the Rights validly issued and binding obligations of the Company, except as to the Rights as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies generally and general principles of equity, will have been taken when:

1.	The Shares are issued and sold in compliance with authority contained in an order or orders of the Minnesota Public Utilities Commission (“MPUC”);

2.	The Common Stock shall have been issued and sold for the consideration contemplated by the Plan, and as otherwise contemplated by the Registration Statement; and

3.
The Rights shall have been issued in accordance with the terms of the Amended and Restated Rights Agreement dated as of July 12, 2006 (“Rights Agreement”), between the Company and the Corporate Secretary of the Company, as Rights Agent.

May 6, 2008

The opinion above with respect to the Rights is limited to the valid issuance of the Rights under the corporation laws of the State of Minnesota.  In this connection, I have not been asked to express, and accordingly do not express, any opinion herein with respect to any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement, or the issuance of the Rights or the enforceability of any particular provision of the Rights Agreement.

I am a member of the Minnesota Bar and this opinion is limited to the laws of the State of Minnesota and the federal laws of the United States insofar as they bear on the matters covered hereby.  As to all matters of New York law, I have relied, with your consent, upon the opinion of even date herewith rendered to you by Thelen Reid Brown Raysman & Steiner LLP, New York, New York.  As to all matters of Minnesota law, Thelen Reid Brown Raysman & Steiner LLP is hereby authorized to rely upon this opinion to the same extent as if this opinion had been addressed to them.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  I also consent to the reference to me in the Prospectus included in the Registration Statement under the caption “Legal Opinions.”  In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/   Deborah A. Amberg
Deborah A. Amberg